                                PLANTATION CREEK
                               6925 ROSWELL ROAD
                                ATLANTA, GEORGIA

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 22, 2003

                                 PREPARED FOR:

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                       &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 27, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: PLANTATION CREEK
    6925 ROSWELL ROAD
    ATLANTA, FULTON COUNTY, GEORGIA

In accordance with your authorization, we have completed the appraisal of the abovereferenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 484 units with a total of 550,360 square feet of rentable area. The improvements were built in 1976. The improvements are situated on 34.96 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 98% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
PLANTATION CREEK, ATLANTA, GEORGIA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 22, 2003 is:

                                 ($22,300,000)

                              Respectfully submitted,
                              AMERICAN APPRAISAL ASSOCIATES, INC.

                              -s- Michael Bates
June 27, 2003                 Michael Bates, MAI
#053272                       Assistant Manager, Real Estate Group
                              State of Georgia, Certified General Real Property
                              Appraiser
                               #CG00685

Report By:
Steven M. Zenkovich, ASA
State of Georgia, Certified General Real Property Appraiser
#CG004796

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
PLANTATION CREEK, ATLANTA, GEORGIA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA
Executive Summary...............................................................    4
Introduction....................................................................    9
Area Analysis...................................................................   11
Market Analysis.................................................................   14
Site Analysis...................................................................   16
Improvement Analysis............................................................   16
Highest and Best Use............................................................   17

                                   VALUATION

Valuation Procedure.............................................................   18
Sales Comparison Approach.......................................................   20
Income Capitalization Approach..................................................   26
Reconciliation and Conclusion...................................................   37

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
PLANTATION CREEK, ATLANTA, GEORGIA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                           Plantation Creek
LOCATION:                                6925 Roswell Road
                                         Atlanta, Georgia

INTENDED USE OF ASSIGNMENT:              Court Settlement
PURPOSE OF APPRAISAL:                    "As Is" Market Value of the Fee Simple
                                         Estate
INTEREST APPRAISED:                      Fee simple estate

DATE OF VALUE:                           May 22, 2003
DATE OF REPORT:                          June 27, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
   Size:                                 34.96 acres, or 1,522,858 square feet
   Assessor Parcel No.:                  17-0073-LL-041-1; 17-0073-LL-042-9
   Floodplain:                           Community Panel No. 135160 0153E
                                         (June 22, 1998)
                                         Flood Zone X, an area outside the
                                         floodplain.
   Zoning:                               A (Medium Density Apartment District)

BUILDING:
   No. of Units:                         484 Units
   Total NRA:                            550,360 Square Feet
   Average Unit Size:                    1,137 Square Feet
   Apartment Density:                    13.8 units per acre
   Year Built:                           1976

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                          MARKET RENT
                            SQUARE    -------------------         MONTHLY       ANNUAL
  UNIT TYPE                  FEET     PER UNIT     PER SF         INCOME        INCOME
--------------              ------    --------     ------        --------    -----------
1Br/1Ba-1A10                  810     $  616       $ 0.76        $ 76,384    $   916,608
2Br/1Ba-2A10                1,080     $  700       $ 0.65        $ 56,000    $   672,000
2Br/2Ba-2A2                 1,100     $  714       $ 0.65        $ 49,980    $   599,760
2Br/2.5Ba-2A25              1,380     $  852       $ 0.62        $ 20,448    $   245,376
2Br/2Ba-2B2                 1,300     $  754       $ 0.58        $ 96,512    $ 1,158,144
3Br/2Ba-3A2                 1,500     $  839       $ 0.56        $ 48,662    $   583,944
                                                   ------        --------    -----------
                                                    Total        $347,986    $ 4,175,832

OCCUPANCY:                               98%
ECONOMIC LIFE:                           45 Years
EFFECTIVE AGE:                           20 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
PLANTATION CREEK, ATLANTA, GEORGIA

REMAINING ECONOMIC LIFE:                 25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS


[EXTERIOR - TYPICAL APARTMENT BUILDING PICTURE]      [LEASING OFFICE PICTURE]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
PLANTATION CREEK, ATLANTA, GEORGIA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
   As Vacant:                           Hold for future multi-family development
   As Improved:                         Continuation as its current use

METHOD OF VALUATION:                    In this instance, the Sales Comparison
                                        and Income Approaches to value were
                                        utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
PLANTATION CREEK, ATLANTA, GEORGIA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH


DIRECT CAPITALIZATION                                   Amount               $/Unit
---------------------                                ------------        --------------
Potential Rental Income                              $4,175,832          $8,628
Effective Gross Income                               $3,923,374          $8,106
Operating Expenses                                   $1,811,761          $3,743          46.2% of EGI
Net Operating Income:                                $1,990,613          $4,113

Capitalization Rate                                  9.00%
DIRECT CAPITALIZATION VALUE                          $21,800,000 *       $45,041 / Unit

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                       10 years
2002 Economic Vacancy                                30%
Stabilized Vacancy & Collection Loss:                13%
Lease-up / Stabilization Period                      N/A
Terminal Capitalization Rate                         9.50%
Discount Rate                                        11.00%
Selling Costs                                        2.00%
Growth Rates:
       Income                                        3.00%
       Expenses:                                     3.00%
DISCOUNTED CASH FLOW VALUE                           $22,200,000 *       $45,868 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE               $22,000,000         $45,455 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)            $45,313 to $52,311
       Range of Sales $/Unit (Adjusted)              $44,464 to $49,844
VALUE INDICATION - PRICE PER UNIT                    $22,700,000 *       $46,901 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales            5.59 to 6.44
       Selected EGIM for Subject                     6.10
       Subject's Projected EGI                       $3,923,374
EGIM ANALYSIS CONCLUSION                             $23,600,000 *       $48,760 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $21,500,000 *       $44,421 / UNIT

RECONCILED SALES COMPARISON VALUE                    $22,500,000         $46,488 / UNIT

----------------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
PLANTATION CREEK, ATLANTA, GEORGIA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                                  $22,700,000
     NOI Per Unit                                    $21,500,000
     EGIM Multiplier                                 $23,600,000
INDICATED VALUE BY SALES COMPARISON                  $22,500,000         $46,488 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:                   $21,800,000
     Discounted Cash Flow Method:                    $22,200,000
INDICATED VALUE BY THE INCOME APPROACH               $22,000,000         $45,455 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                 $22,300,000         $46,074 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
PLANTATION CREEK, ATLANTA, GEORGIA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 6925 Roswell Road, Atlanta, Fulton County, Georgia. Atlanta identifies it as 17-0073-LL-041-1; 17-0073-LL-042-9.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Steven M. Zenkovich, ASA on May 22, 2003. Michael Bates, MAI has not made a personal inspection of the subject property. Steven M. Zenkovich, ASA performed the research, valuation analysis and wrote the report. Michael Bates, MAI reviewed the report and concurs with the value. Both, Michael Bates, MAI and Steven M. Zenkovich, ASA have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 22, 2003. The date of the report is June 27, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
PLANTATION CREEK, ATLANTA, GEORGIA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:                     6 to 12 months

   EXPOSURE PERIOD:                      6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Century Properties Growth Find XXII. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
PLANTATION CREEK, ATLANTA, GEORGIA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Atlanta, Georgia. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Georgia Highway 400
West  - Roswell Road
South - Abernathy Road
North - Dalrymple Road

MAJOR EMPLOYERS

Major employers in the subject's area include Home Depot, Delta Air Lines, and United Parcel Service, which are the largest employers in Atlanta. Delta Air Lines continues to reduce their work force due to the downturn in the air transportation sector. The unemployment rate in Atlanta is up, but is still much lower than nationally. The overall economic outlook for the area is considered very favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
PLANTATION CREEK, ATLANTA, GEORGIA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                             AREA
                                         --------------------------------------------
        CATEGORY                         1-Mi. RADIUS    3-Mi. RADIUS    5-Mi. RADIUS         MSA
---------------------------              ------------    ------------    ------------      ----------
POPULATION TRENDS
Current Population                          11,752          75,371         184,145         4,326,075
5-Year Population                           12,656          82,660         198,191         4,877,672
% Change CY-5Y                                 7.7%            9.7%            7.6%             12.8%
Annual Change CY-5Y                            1.5%            1.9%            1.5%              2.6%

HOUSEHOLDS
Current Households                           5,374          34,445          79,857         1,580,438
5-Year Projected Households                  5,815          38,272          86,828         1,773,314
% Change CY - 5Y                               8.2%           11.1%            8.7%             12.2%
Annual Change CY-5Y                            1.6%            2.2%            1.7%              2.4%

INCOME TRENDS
Median Household Income                    $66,324         $68,715        $ 76,846        $   61,400
Per Capita Income                          $37,315         $43,848        $ 46,779        $   25,922
Average Household Income                   $80,938         $94,890        $108,163        $   70,955

Source:  Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                             Area
                                         --------------------------------------------
        CATEGORY                         1-Mi. RADIUS    3-Mi. RADIUS    5-Mi. RADIUS      MSA
---------------------------              ------------    ------------    ------------   ----------
HOUSING TRENDS
% of Households Renting                     49.41%          47.12%          38.21%        30.54%
5-Year Projected % Renting                  51.08%          49.08%          39.53%        29.71%

% of Households Owning                      35.28%          43.71%          53.53%        61.85%
5-Year Projected % Owning                   34.51%          42.41%          52.68%        63.29%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
PLANTATION CREEK, ATLANTA, GEORGIA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Multifamily housing
South - Multifamily housing
East  - Multifamily housing
West  - Roswell Road and multifamily housing

CONCLUSIONS

The subject is well located within the city of Atlanta. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be very favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
PLANTATION CREEK, ATLANTA, GEORGIA

                                       MARKET ANALYSIS

The subject property is located in the city of Atlanta in Fulton County. The overall pace of development in the subject's market is more or less decreasing. Demand for new apartment development in the local market has decreased significantly. There are no known projects under construction at this time. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

   PERIOD                             REGION                               SUBMARKET
-------------                         ------                               ---------
1998 Year-End                          6.9%                                   6.8%
1999 Year-End                          6.5%                                   6.3%
2000 Year-End                          4.8%                                   5.1%
2001 Year-End                          9.0%                                   7.9%
2002 Year-End                         10.1%                                   9.2%
2003 1Q03                             11.3%                                   9.9%

Source: Reis Subtrend Futures, 1st Quarter 2003

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. Rent concessions have become prevalent over the past 1-2 years. Competing projects are typically offering two months of free rent prorated over a 12-month term. Lease agreements at the subject property typically reflect reduced rent in lieu of free rent concessions.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

   PERIOD                            REGION             % CHANGE        SUBMARKET       % CHANGE
-------------                        ------             --------        ---------       --------
1998 Year-End                          N/A                   -             $874              -
1999 Year-End                          N/A                 N/A             $902            3.2%
2000 Year-End                          N/A                 N/A             $939            4.1%
2001 Year-End                          N/A                 N/A             $947            0.9%
2002 Year-End                          N/A                 N/A             $958            1.2%
2003 1Q03                              N/A                 N/A             $958            0.0%

Source: Reis Subtrend Futures, 1st Quarter 2003

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
PLANTATION CREEK, ATLANTA, GEORGIA

                             COMPETITIVE PROPERTIES

  NO.          PROPERTY NAME                  UNITS    OCPY.  YEAR BUILT         PROXIMITY TO SUBJECT
-------       -----------------------------   -----    -----  ----------      ---------------------------
  R-1         The Magnolia at Sandy Springs    268      93%      1980         1-mile north of subject
  R-2         Greystone Apartments             150      78%      1965         Directly across the street
  R-3         Morgan Falls                     972      85%   1986, 1991      3-miles north of the subject
  R-4         The Cliffs of Dunwoody           419      77%      1969         2-miles north of subject
  R-5         Stonecourt of Sandy Springs      147      92%      1973         Directly across the street
Subject       Plantation Creek                 484      98%      1976

The above table reflects average asking rents, and does not reflect rent concessions. Average asking rents outpaced the inflation rate in 1999 and 2000. Growth rates slowed significantly as the market contracted. At present, rental rates remain static, and concessions are routinely offered.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
PLANTATION CREEK, ATLANTA, GEORGIA

                                  PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                           34.96 acres, or 1,522,858 square feet
  Shape                               Irregular
  Topography                          Moderate slope
  Utilities                           All necessary utilities are available to the site.
  Soil Conditions                     Stable
  Easements Affecting Site            None other than typical utility easements
  Overall Site Appeal                 Average
  Flood Zone:
     Community Panel                  135160 0153E, dated June 22, 1998
     Flood Zone                       Zone X
  Zoning                              A, the subject improvements represent a legal conforming
                                      use of the site.


REAL ESTATE TAXES

                                           ASSESSED VALUE - 2002
                              ----------------------------------------------        TAX RATE /        PROPERTY
 PARCEL NUMBER                   LAND            BUILDING            TOTAL          MILL RATE           TAXES
---------------               ----------        ----------        ----------        ---------         --------
17-0073-LL-041-
1; 17-0073-LL-
042-9                         $1,336,200        $8,401,120        $9,737,320        $0.03630          $353,426

IMPROVEMENT ANALYSIS

Year Built                                 1976
Number of Units                            484
Net Rentable Area                          550,360 Square Feet
 Construction:
 Foundation                                Reinforced concrete slab
 Frame                                     Heavy or light wood
 Exterior Walls                            Wood or vinyl siding
 Roof                                      Composition shingle over a wood truss structure
Project Amenities                          Amenities at the subject include a swimming pool, tennis
                                           court, car wash, barbeque equipment, laundry room, picnic
                                           area, and parking area.
Unit Amenities                             Individual unit amenities include a balcony, cable TV
                                           connection, alarm system, and washer dryer connection. Appliances available in each unit include a refrigerator,

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
PLANTATION CREEK, ATLANTA, GEORGIA

                                           stove, dishwasher, water heater, garbage disposal, and oven.

Unit Mix:

                                                  UNIT AREA
  UNIT TYPE                   NUMBER OF UNITS     (SQ. FT.)
--------------                ---------------     ---------
1Br/1Ba-1A10                        124               810
2Br/1Ba-2A10                         80             1,080
2Br/2Ba-2A2                          70             1,100
2Br/2.5Ba-2A25                       24             1,380
2Br/2Ba-2B2                         128             1,300
3Br/2Ba-3A2                          58             1,500

Overall Condition                         Good
Effective Age                             20 years
Economic Life                             45 years
Remaining Economic Life                   25 years
Deferred Maintenance                      None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1976 and consist of a 484-unit multifamily project. The highest and best use as improved is for continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
PLANTATION CREEK, ATLANTA, GEORGIA

                              THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
PLANTATION CREEK, ATLANTA, GEORGIA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
PLANTATION CREEK, ATLANTA, GEORGIA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
PLANTATION CREEK, ATLANTA, GEORGIA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                          COMPARABLE                     COMPARABLE
        DESCRIPTION                        SUBJECT                           I - 1                          I - 2
        -----------                        -------                        ----------                     ----------
 Property Name                   Plantation Creek                Cumberland Pines               Concord Crossing
LOCATION:
 Address                         6925 Roswell Road               3339 Seven Pines Court         2935 Old Concord Road SE
 City, State                     Atlanta, Georgia                Atlanta, GA                    Smyrna, GA
 County                          Fulton                          Cobb                           Cobb
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          550,360                         185,246                        207,460
 Year Built                      1976                            1973                           1975
 Number of Units                 484                             216                            190
 Unit Mix:                           Type               Total     Type                  Total     Type                Total
                                 1Br/1Ba - 1A10          124     1Br/1Ba                  90    1Br/1Ba                 30
                                 2Br/1Ba - 2A10           80     2Br/2Ba                 118    2Br/2Ba                127
                                 2Br/2Ba -2A2             70     3Br/2Ba                   8    3Br/2Ba                 33
                                 2Br/2.5Ba-2A25           24
                                 2Br/2Ba - 2B2           128
                                 3Br/2Ba - 3A2            58

 Average Unit Size (SF)          1,137                           858                            1,092
 Land Area (Acre)                34.9600                         13.6000                        15.7800
 Density (Units/Acre)            13.8                            15.9                           12.0
 Parking Ratio (Spaces/Unit)     2.00                            2.50                           N/A
 Parking Type (Gr., Cov., etc.)  Open                            Open                           Open
CONDITION:                       Good                            Good                           Good
APPEAL:                          Good                            Fair                           Fair
AMENITIES:
 Pool/Spa                        Yes/No                          Yes/Yes                        Yes/Yes
 Gym Room                        No                              Yes                            Yes
 Laundry Room                    Yes                             Yes                            No
 Secured Parking                 No                              No                             No
 Sport Courts                    No                              Yes                            Yes
 Washer/Dryer Connection         Yes                             Yes                            Yes
 Other
 Other
OCCUPANCY:                       98%                             90%                            91%
TRANSACTION DATA:
 Sale Date                                                       March, 2003                    July, 2002
 Sale Price ($)                                                  $10,800,000                    $9,200,000
 Grantor                                                         Earl Phillips (LLC)            Garden Woodsong

 Grantee                                                         Vinings Vista (LLC)            Woodsong Apartments

 Sale Documentation                                              Book 13703, Page 4724          Book 13561, Page 2533
 Verification                                                    AAA Files, Comps Inc.          AAA Files, Comps Inc.
 Telephone Number
ESTIMATED PRO-FORMA:                                              Total $     $/Unit     $/SF    Total $      $/Unit   $/SF
----------------------------------------------------------------------------------------------------------------------------
 Potential Gross Income                                          $1,864,080   $8,630    $10.06  $1,601,328    $8,428   $7.72
 Vacancy/Credit Loss                                             $  186,408   $  863    $ 1.01  $  160,133    $  843   $0.77
                                                                 -----------------------------------------------------------
 Effective Gross Income                                          $1,677,672   $7,767    $ 9.06  $1,441,195    $7,585   $6.95
 Operating Expenses                                              $  777,600   $3,600    $ 4.20  $  627,000    $3,300   $3.02
                                                                 -----------------------------------------------------------
 Net Operating Income                                            $  900,072   $4,167    $ 4.86  $  814,195    $4,285   $3.92
                                                                 -----------------------------------------------------------
NOTES:                                                           None                           None

 PRICE PER UNIT                                                               $50,000                      $48,421
 PRICE PER SQUARE FOOT                                                        $ 58.30                      $ 44.35
 EXPENSE RATIO                                                                   46.3%                        43.5%
 EGIM                                                                            6.44                         6.38
 OVERALL CAP RATE                                                                8.33%                        8.85%
 Cap Rate based on
 Pro Forma or Actual Income?                                                PRO FORMA                      PRO FORMA

                                          COMPARABLE                     COMPARABLE                    COMPARABLE
         DESCRIPTION                         I - 3                         I - 4                         I - 5
         -----------                      ----------                     ----------                    ----------
 Property Name                   Copper Mill                    Madison at Forest Glen        Silver Oaks
LOCATION:
 Address                         6860 Bebout Drive              4236 Austell Road             3640 Peachtree Corners Circle
 City, State                     Norcross, GA                   Austell, GA                   Norcross, GA
 County                          Gwinnett                       Cobb                          Gwinnett
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          263,028                        290,700                       115,400
 Year Built                      1970                           1986                          1975
 Number of Units                 320                            264                           108
 Unit Mix:                        Type                  Total    Type                 Total    Type                  Total
                                 1Br/1Ba                 166    1Br/1Ba                  60   1Br/1Ba                  48
                                 2Br/2Ba                 128    2Br/2Ba                 204   2Br/2Ba                  60
                                 3Br/2Ba                  26    3Br/2Ba                       3Br/2Ba




 Average Unit Size (SF)          822                            1,101                         1,069
 Land Area (Acre)                20.7600                        26.4000                       12.5500
 Density (Units/Acre)            15.4                           10.0                          8.6
 Parking Ratio (Spaces/Unit)     N/A                            2.00                          1.96
 Parking Type (Gr., Cov., etc.)  Open                           Open                          Open
CONDITION:                       Good                           Good                          Good
APPEAL:                          Fair                           Good                          Good
AMENITIES:
 Pool/Spa                        Yes/Yes                        Yes/Yes                       Yes/Yes
 Gym Room                        Yes                            Yes                           Yes
 Laundry Room                    Yes                            Yes                           Yes
 Secured Parking                 Yes                            Yes                           Yes
 Sport Courts                    Yes                            Yes                           Yes
 Washer/Dryer Connection         Yes                            Yes                           Yes
 Other
 Other
OCCUPANCY:                       90%                            93%                           92%
TRANSACTION DATA:
 Sale Date                       October, 2001                  February, 2002                August, 2001
 Sale Price ($)                  $14,500,000                    $13,810,000                   $5,250,000
 Grantor                         Atlanta Ridgecrest (LP)        Lincoln Walden                Atlanta Pineland Woods (LP)

 Grantee                         Dunwoody Forest Assoc.         Forest Glen Apartments        DR Sanctuary (LLC)

 Sale Documentation              Book 24867, Page 0047          Book 13501, Page 2716         Book 24316, Page 0045
 Verification                    AAA Files, Comps Inc.          AAA Files, Comps Inc.         AAA Files, Comps Inc.
 Telephone Number
ESTIMATED PRO-FORMA:              Total $     $/Unit     $/SF    Total $     $/Unit    $/SF   Total $     $/Unit     $/SF
--------------------------------------------------------------------------------------------------------------------------
 Potential Gross Income          $2,715,660   $8,486    $10.32  $2,513,592   $9,521    $8.65   N/A
 Vacancy/Credit Loss             $  271,566   $  849    $ 1.03  $  175,951   $  666    $0.61   N/A
                                 -----------------------------------------------------------------------------------------
 Effective Gross Income          $2,444,094   $7,638    $ 9.29  $2,337,641   $8,855    $8.04  $938,880     $8,693    $8.14
 Operating Expenses              $1,056,562   $3,302    $ 4.02  $1,003,200   $3,800    $3.45  $368,093     $3,408    $3.19
                                 -----------------------------------------------------------------------------------------
 Net Operating Income            $1,387,532   $4,336    $ 5.28  $1,334,441   $5,055    $4.59  $570,787     $5,285    $4.95
                                 -----------------------------------------------------------------------------------------
NOTES:                           None                           None                          None

 PRICE PER UNIT                              $45,313                       $52,311                       $48,611
 PRICE PER SQUARE FOOT                       $ 55.13                       $ 47.51                       $ 45.49
 EXPENSE RATIO                                  43.2%                         42.9%                         39.2%
 EGIM                                           5.93                          5.91                          5.59
 OVERALL CAP RATE                               9.57%                         9.66%                        10.87%
 Cap Rate based on
 Pro Forma or Actual Income?                 PRO FORMA                     PRO FORMA                      ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
PLANTATION CREEK, ATLANTA, GEORGIA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $45,313 to $52,311 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $44,464 to $49,844 per unit with a mean or average adjusted price of $47,282 per unit. The median adjusted price is $47,500 per unit. Based on the following analysis, we have concluded to a value of $47,500 per unit, which results in an "as is" value of $22,700,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
PLANTATION CREEK, ATLANTA, GEORGIA

SALES ADJUSTMENT GRID

                                  COMPARABLE            COMPARABLE           COMPARABLE          COMPARABLE          COMPARABLE
DESCRIPTION          SUBJECT         I - 1                 I - 2                I - 3               I - 4               I - 5
--------------     ------------ -----------------  --------------------- ------------------- ------------------- -------------------
Property Name      Plantation   Cumberland         Concord Crossing      Copper Mill         Madison at          Silver Oaks
                   Creek        Pines                                                        Forest Glen
Address            6925 Roswell 3339 Seven         2935 Old Concord      6860 Bebout         4236 Austell        3640 Peachtree
                   Road         Pines Court         Road SE              Drive               Road                Corners Circle
City               Atlanta,     Atlanta, GA        Smyrna, GA            Norcross, GA        Austell, GA         Norcross, GA
                   Georgia
Sale Date                       March, 2003              July, 2002       October, 2001      February, 2002        August, 2001
Sale Price ($)                  $10,800,000              $9,200,000         $14,500,000         $13,810,000          $5,250,000
Net Rentable Area  550,360          185,246                 207,460             263,028             290,700             115,400
(SF)
Number of Units        484              216                     190                 320                 264                 108
Price Per Unit                  $    50,000              $   48,421         $    45,313         $    52,311          $   48,611
Year Built            1976             1973                    1975                1970                1986                1975
Land Area (Acre)   34.9600          13.6000                 15.7800             20.7600             26.4000             12.5500

VALUE ADJUSTMENTS  DESCRIPTION  DESCRIPTION  ADJ.  DESCRIPTION      ADJ. DESCRIPTION    ADJ. DESCRIPTION    ADJ. DESCRIPTION    ADJ.

Property Rights    Fee Simple   Fee Simple    0%   Fee Simple        0%  Fee Simple      0%  Fee Simple      0%  Fee Simple      0%
Conveyed           Estate       Estate             Estate                Estate              Estate              Estate
Financing                       Cash To       0%   Cash To Seller    0%  Cash To Seller  0%  Cash To Seller  0%  Cash To Seller  0%
                                Seller
Conditions of Sale              Arm's Length  0%   Arm's Length      0%  Arm's Length    0%  Arm's Length    0%  Arm's Length    0%
Date of Sale                    03-2003       0%   07-2002           0%  10-2001         0%  02-2002         0%  08-2001         0%
(Time)
VALUE AFTER                     $50,000            $48,421               $45,313             $52,311             $48,611
TRANS. ADJUST.
($/UNIT)
Location                        Superior     -5%   Comparable        0%  Comparable      0%  Comparable      0%  Comparable      0%
Number of Units        484      216          -5%   190               0%  320             0%  264            -5%  108            -5%
Quality / Appeal      Good      Comparable    0%   Comparable        0%  Comparable      0%  Comparable      0%  Comparable      0%
Age / Condition       1976      1973 / Good   0%   1975 / Good       0%  1970 / Good     5%  1986 / Good   -10%  1975 / Good     0%
Occupancy at Sale       98%     90%           0%   91%               0%  90%             0%  93%             0%  92%             0%
Amenities             Good      Comparable    0%   Comparable        0%  Comparable      0%  Comparable      0%  Comparable      0%
Average Unit Size    1,137      858           5%   1,092             0%  822             5%  1,101           0%  1,069           0%
(SF)
PHYSICAL                                     -5%                     0%                 10%                -15%                -5%
ADJUSTMENT
FINAL ADJUSTED                  $47,500            $48,421               $49,844             $44,464             $46,181
VALUE ($/UNIT)

SUMMARY

VALUE RANGE (PER UNIT)               $44,464 TO $49,844
MEAN (PER UNIT)                      $47,282
MEDIAN (PER UNIT)                    $47,500
VALUE CONCLUSION (PER UNIT)          $47,500

VALUE OF IMPROVEMENT & MAIN SITE                   $ 22,990,000
 PV OF CONCESSIONS                                -$    327,000
VALUE INDICATED BY SALES COMPARISON APPROACH       $ 22,663,000
ROUNDED                                            $ 22,700,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
PLANTATION CREEK, ATLANTA, GEORGIA

                             NOI PER UNIT COMPARISON

COMPARABLE          NO. OF     SALE PRICE                      NOI/         SUBJECT NOI     ADJUSTMENT   INDICATED
   NO.              UNITS      PRICE/UNIT       OAR          NOI/UNIT      SUBJ. NOI/UNIT     FACTOR     VALUE/UNIT
----------          ------    ------------    ------        ----------     --------------   ----------   ----------
I-1                  216      $10,800,000      8.33%        $  900,072       $1,990,613        0.987     $    49,350
                              $    50,000                   $    4,167       $    4,113
I-2                  190      $ 9,200,000      8.85%        $  814,195       $1,990,613        0.960     $    46,473
                              $    48,421                   $    4,285       $    4,113
I-3                  320      $14,500,000      9.57%        $1,387,532       $1,990,613        0.949     $    42,980
                              $    45,313                   $    4,336       $    4,113
I-4                  264      $13,810,000      9.66%        $1,334,441       $1,990,613        0.814     $    42,563
                              $    52,311                   $    5,055       $    4,113
I-5                  108      $ 5,250,000     10.87%        $  570,787       $1,990,613        0.778     $    37,829
                              $    48,611                   $    5,285       $    4,113

                   PRICE/UNIT
                   ----------
 Low                 High       Average       Median
$37,829            $49,350    $    43,839     $42,980

    VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
    ------------------------------------------------
Estimated Price Per Unit                     $    45,000
Number of Units                                      484


Value                                        $21,780,000
  PV of Concessions                         -$   327,000
                                             -----------
Value Based on NOI Analysis                  $21,453,000
                              Rounded        $21,500,000

The adjusted sales indicate a range of value between $37,829 and $49,350 per unit, with an average of $43,839 per unit. Based on the subject's competitive position within the improved sales, a value of $45,000 per unit is estimated. This indicates an "as is" market value of $21,500,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.


EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
PLANTATION CREEK, ATLANTA, GEORGIA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

COMPARABLE      NO. OF      SALE PRICE         EFFECTIVE       OPERATING                     SUBJECT
   NO.           UNITS      PRICE/UNIT        GROSS INCOME      EXPENSE           OER     PROJECTED OER         EGIM
----------      ------      ----------        ------------     ---------          ---     -------------         ----
I-1              216        $10,800,000        $1,677,672      $  777,600        46.35%                         6.44
                            $    50,000
I-2              190        $ 9,200,000        $1,441,195      $  627,000        43.51%                         6.38
                            $    48,421
I-3              320        $14,500,000        $2,444,094      $1,056,562        43.23%                         5.93
                                                                                             46.18%
                            $    45,313
I-4              264        $13,810,000        $2,337,641      $1,003,200        42.92%                         5.91
                            $    52,311
I-5              108        $ 5,250,000        $  938,880      $  368,093        39.21%                         5.59
                            $    48,611

                         EGIM
                         ----
 LOW             HIGH             AVERAGE            MEDIAN
----             ----             -------            ------
 5.59            6.44              6.05               5.93

VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
--------------------------------------------------
Estimate EGIM                                  6.10
Subject EGI                             $ 3,923,374

Value                                   $23,932,580
  PV of Concessions                    -$   327,000
                                       ------------
Value Based on EGIM Analysis            $23,605,580
                              Rounded   $23,600,000

              Value Per Unit            $    48,760

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 46.18% before reserves. The comparable sales indicate a range of expense ratios from 39.21% to 46.35%, while their EGIMs range from 5.59 to 6.44. Overall, we conclude to an EGIM of 6.10, which results in an "as is" value estimate in the EGIM Analysis of $23,600,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $22,500,000.

Price Per Unit                                          $22,700,000
NOI Per Unit                                            $21,500,000
EGIM Analysis                                           $23,600,000

Sales Comparison Conclusion                             $22,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
PLANTATION CREEK, ATLANTA, GEORGIA

                       INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
PLANTATION CREEK, ATLANTA, GEORGIA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                                 AVERAGE
                            UNIT AREA       -----------------
UNIT TYPE                   (SQ. FT.)       PER UNIT   PER SF   %OCCUPIED
-------------               ---------       --------   ------   ----------
1Br/1Ba-1A10                   810            $616      $0.76      95.0%
2Br/1Ba-2A10                  1080            $700      $0.65     100.0%
2Br/2Ba-2A2                   1100            $714      $0.65      99.0%
2Br/2.5Ba-2A25                1380            $852      $0.62     100.0%
2Br/2Ba-2B2                   1300            $754      $0.58      99.0%
3Br/2Ba-3A2                   1500            $839      $0.56      98.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
PLANTATION CREEK, ATLANTA, GEORGIA

                                 RENT ANALYSIS

                                                                                 COMPARABLE RENTS
                                                                ---------------------------------------------------------------
                                                                     R-1          R-2           R-3         R-4         R-5
                                                                ---------------------------------------------------------------
                                                                     The
                                                                 Magnolia at                            The Cliffs   Stonecourt
                                                                    Sandy      Greystone       Morgan        of       of Sandy
                                                                   Springs     Apartments      Falls      Dunwoody     Springs
                                                                ---------------------------------------------------------------
                                                                                  COMPARISON TO SUBJECT
                                           SUBJECT   SUBJECT    ---------------------------------------------------------------
                           SUBJECT UNIT    ACTUAL    ASKING                                              Slightly     Slightly
  DESCRIPTION                  TYPE         RENT      RENT         Similar      Inferior      Superior   Inferior     Inferior
------------------------ ----------------  -------   -------    -------------  ----------    ----------  ---------   ----------
Monthly Rent              1Br/1Ba - 1A10   $   616   $   699      $   780       $  744         $  738     $  703       $  751
Unit Area (SF)                                 810       810          854          900            747        771          750
Monthly Rent Per Sq. Ft.                   $  0.76   $  0.86      $  0.91       $ 0.83         $ 0.99     $ 0.91       $ 1.00

Monthly Rent              2Br/1Ba - 2A10   $   700   $   799      $   975       $  861         $  780     $  745       $  846
Unit Area (SF)                               1,080     1,080        1,142        1,000            906        950        1,050
Monthly Rent Per Sq. Ft.                   $  0.65   $  0.74      $  0.85       $ 0.86         $ 0.86     $ 0.78       $ 0.81

Monthly Rent              2Br/2Ba -2A2     $   714   $   829      $   975       $  861         $  868     $  825       $  903
Unit Area (SF)                               1,100     1,100        1,142        1,000          1,097      1,105        1,200
Monthly Rent Per Sq. Ft.                   $  0.65   $  0.75      $  0.85       $ 0.86         $ 0.79     $ 0.75       $ 0.75

Monthly Rent              2Br/2.5Ba-2A25   $   852   $   999      $   950       $  861         $  933     $  840       $  956
Unit Area (SF)                               1,380     1,380        1,350        1,000          1,250      1,155        1,300
Monthly Rent Per Sq. Ft.                   $  0.62   $  0.72      $  0.70       $ 0.86         $ 0.75     $ 0.73       $ 0.74

Monthly Rent              2Br/2Ba - 2B2    $   754   $   849      $   980       $  861         $  860     $  825       $  956
Unit Area (SF)                               1,300     1,300        1,350        1,000          1,190      1,105        1,300
Monthly Rent Per Sq. Ft.                   $  0.58   $  0.65      $  0.73       $ 0.86         $ 0.72     $ 0.75       $ 0.74

Monthly Rent              3Br/2Ba - 3A2    $   839   $ 1,029      $ 1,040       $  999         $1,048     $  975       $1,218
Unit Area (SF)                               1,500     1,500        1,530        1,200          1,300      1,305        1,600
Monthly Rent Per Sq. Ft.                   $  0.56   $  0.69      $  0.68       $ 0.83         $ 0.81     $ 0.75       $ 0.76

  DESCRIPTION                 MIN         MAX            MEDIAN         AVERAGE
------------------------    ------       ------          ------         -------
Monthly Rent                $  703       $  780          $  744          $  743
Unit Area (SF)                 747          900             771             804
Monthly Rent Per Sq. Ft.    $ 0.83       $ 1.00          $ 0.91          $ 0.93

Monthly Rent                $  745       $  975          $  846          $  841
Unit Area (SF)                 906        1,142           1,000           1,010
Monthly Rent Per Sq. Ft.    $ 0.78       $ 0.86          $ 0.85          $ 0.83

Monthly Rent                $  825       $  975          $  868          $  886
Unit Area (SF)               1,000        1,200           1,105           1,109
Monthly Rent Per Sq. Ft.    $ 0.75       $ 0.86          $ 0.79          $ 0.80

Monthly Rent                $  840       $  956          $  933          $  908
Unit Area (SF)               1,000        1,350           1,250           1,211
Monthly Rent Per Sq. Ft.    $ 0.70       $ 0.86          $ 0.74          $ 0.75

Monthly Rent                $  825       $  980          $  861          $  896
Unit Area (SF)               1,000        1,350           1,190           1,189
Monthly Rent Per Sq. Ft.    $ 0.72       $ 0.86          $ 0.74          $ 0.76

Monthly Rent                $  975       $1,218          $1,040          $1,056
Unit Area (SF)               1,200        1,600           1,305           1,387
Monthly Rent Per Sq. Ft.    $ 0.68       $ 0.83          $ 0.76          $ 0.77

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                             Market Rent
                                             Unit Area   -------------------       Monthly          Annual
Unit Type               Number of Units      (Sq. Ft.)   Per Unit     Per SF       Income           Income
--------------          ---------------      ---------   --------     ------       --------       ----------
1Br/1Ba-1A10                 124                 810       $616        $0.76       $ 76,384       $  916,608
2Br/1Ba-2A10                  80               1,080       $700        $0.65       $ 56,000       $  672,000
2Br/2Ba-2A2                   70               1,100       $714        $0.65       $ 49,980       $  599,760
2Br/2.5Ba-2A25                24               1,380       $852        $0.62       $ 20,448       $  245,376
2Br/2Ba-2B2                  128               1,300       $754        $0.58       $ 96,512       $1,158,144
3Br/2Ba-3A2                   58               1,500       $839        $0.56       $ 48,662       $  583,944
                                                                       Total       $347,986       $4,175,832

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
PLANTATION CREEK, ATLANTA, GEORGIA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                   FISCAL YEAR      2000        FISCAL YEAR    2001       FISCAL YEAR    2002
                                   -----------------------     ----------------------     -----------------------
                                             ACTUAL                    ACTUAL                    ACTUAL
                                   -----------------------     ----------------------     -----------------------
  DESCRIPTION                         TOTAL       PER UNIT       TOTAL       PER UNIT       TOTAL      PER UNIT
  -----------                      ----------     --------     ----------    --------     ----------   ----------
Revenues
  Rental Income                    $4,647,424      $9,602      $4,819,248     $9,957      $4,395,964     $9,083

  Vacancy                          $  339,212      $  701      $  501,295     $1,036      $  724,795     $1,498
  Credit Loss/Concessions          $  206,229      $  426      $  548,383     $1,133      $  574,550     $1,187
    Subtotal                       $  545,441      $1,127      $1,049,678     $2,169      $1,299,345     $2,685

  Laundry Income                   $        0      $    0      $        0     $    0      $        0     $    0
  Garage Revenue                   $        0      $    0      $        0     $    0      $        0     $    0
  Other Misc. Revenue              $  190,385      $  393      $  287,330     $  594      $  363,885     $  752
    Subtotal Other Income          $  190,385      $  393      $  287,330     $  594      $  363,885     $  752

Effective Gross Income             $4,292,368      $8,869      $4,056,900     $8,382      $3,460,504     $7,150

Operating Expenses
  Taxes                            $  400,231      $  827      $  392,022     $  810      $  363,573     $  751
  Insurance                        $   54,477      $  113      $   87,614     $  181      $   94,128     $  194
  Utilities                        $  296,931      $  613      $  300,564     $  621      $  365,512     $  755
  Repair & Maintenance             $   61,038      $  126      $   61,468     $  127      $  214,206     $  443
  Cleaning                         $   94,184      $  195      $  117,903     $  244      $  218,210     $  451
  Landscaping                      $   41,739      $   86      $   64,362     $  133      $   97,031     $  200
  Security                         $   25,936      $   54      $   37,811     $   78      $   33,408     $   69
  Marketing & Leasing              $   69,691      $  144      $   70,572     $  146      $  111,711     $  231
  General Administrative           $  407,840      $  843      $  417,324     $  862      $  431,597     $  892
  Management                       $  221,893      $  458      $  211,739     $  437      $  191,108     $  395
  Miscellaneous                    $        0      $    0      $        0     $    0      $        0     $    0

Total Operating Expenses           $1,673,960      $3,459      $1,761,379     $3,639      $2,120,484     $4,381

  Reserves                         $        0      $    0      $        0     $    0      $        0     $    0

Net Income                         $2,618,408      $5,410      $2,295,521     $4,743      $1,340,020     $2,769

                                   FISCAL YEAR      2003       ANNUALIZED      2003
                                   ----------------------     -----------------------
                                      MANAGEMENT BUDGET                PROJECTION                 AAA PROJECTION
                                   ----------------------     -----------------------   ---------------------------------
  DESCRIPTION                        TOTAL       PER UNIT       TOTAL        PER UNIT      TOTAL      PER UNIT       %
  -----------                      ----------    --------     ----------     --------   ----------    --------     ------
Revenues
  Rental Income                    $4,195,000     $8,667      $3,982,676     $8,229     $4,175,832     $8,628      100.0%

  Vacancy                          $  634,000     $1,310      $  552,092     $1,141     $  375,825     $  776        9.0%
  Credit Loss/Concessions          $  244,800     $  506      $  339,268     $  701     $  167,033     $  345        4.0%
    Subtotal                       $  878,800     $1,816      $  891,360     $1,842     $  542,858     $1,122       13.0%

  Laundry Income                   $        0     $    0      $        0     $    0     $        0     $    0        0.0%
  Garage Revenue                   $        0     $    0      $        0     $    0     $        0     $    0        0.0%
  Other Misc. Revenue              $  261,600     $  540      $  357,432     $  738     $  290,400     $  600        7.0%
    Subtotal Other Income          $  261,600     $  540      $  357,432     $  738     $  290,400     $  600        7.0%

Effective Gross Income             $3,577,800     $7,392      $3,448,748     $7,126     $3,923,374     $8,106      100.0%

Operating Expenses
  Taxes                            $  381,488     $  788      $  372,692     $  770     $  381,392     $  788        9.7%
  Insurance                        $   99,274     $  205      $   97,480     $  201     $   99,220     $  205        2.5%
  Utilities                        $  362,000     $  748      $  439,776     $  909     $  363,000     $  750        9.3%
  Repair & Maintenance             $  138,000     $  285      $   88,252     $  182     $   84,700     $  175        2.2%
  Cleaning                         $  175,000     $  362      $  219,552     $  454     $  145,200     $  300        3.7%
  Landscaping                      $  189,500     $  392      $   81,972     $  169     $   82,280     $  170        2.1%
  Security                         $        0     $    0      $   16,080     $   33     $   24,200     $   50        0.6%
  Marketing & Leasing              $  102,400     $  212      $   52,196     $  108     $   72,600     $  150        1.9%
  General Administrative           $  354,504     $  732      $  409,056     $  845     $  363,000     $  750        9.3%
  Management                       $  202,780     $  419      $  149,956     $  310     $  196,169     $  405        5.0%
  Miscellaneous                    $        0     $    0      $        0     $    0     $        0     $    0        0.0%

Total Operating Expenses           $2,004,946     $4,142      $1,927,012     $3,981     $1,811,761     $3,743       46.2%

  Reserves                         $        0     $    0      $        0     $    0     $  121,000     $  250        6.7%

Net Income                         $1,572,854     $3,250      $1,521,736     $3,144     $1,990,613     $4,113       50.7%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 13% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
PLANTATION CREEK, ATLANTA, GEORGIA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                           CAPITALIZATION RATES
            ------------------------------------------------
                 GOING-IN                     TERMINAL
            -------------------          -------------------
             LOW         HIGH             LOW         HIGH
            -----       ------           -----       ------
RANGE       6.00%       10.00%           7.00%       10.00%
AVERAGE           8.14%                        8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
PLANTATION CREEK, ATLANTA, GEORGIA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.        SALE DATE        OCCUP.        PRICE/UNIT         OAR
---------        ---------        ------        ----------         ---
   I-1             Mar-03          90%           $ 50,000          8.33%
   I-2             Jul-02          91%           $ 48,421          8.85%
   I-3             Oct-01          90%           $ 45,313          9.57%
   I-4             Feb-02          93%           $ 52,311          9.66%
   I-5             Aug-01          92%           $ 48,611         10.87%
                                                     High         10.87%
                                                      Low          8.33%
                                                  Average          9.46%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $22,200,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
PLANTATION CREEK, ATLANTA, GEORGIA

approximately 41% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 33
PLANTATION CREEK, ATLANTA, GEORGIA

DISCOUNTED CASH FLOW ANALYSIS

                                PLANTATION CREEK

                YEAR                    APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
            FISCAL YEAR                    1             2             3             4             5             6
-----------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $4,175,832    $4,175,832    $4,301,107    $4,430,140    $4,563,044    $4,699,936

  Vacancy                              $  375,825    $  375,825    $  387,100    $  398,713    $  410,674    $  422,994
  Credit Loss                          $  167,033    $  167,033    $  172,044    $  177,206    $  182,522    $  187,997
  Concessions                          $  250,550    $  125,275    $        0    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
    Subtotal                           $  793,408    $  668,133    $  559,144    $  575,918    $  593,196    $  610,992

  Laundry Income                       $        0    $        0    $        0    $        0    $        0    $        0
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $  290,400    $  290,400    $  299,112    $  308,085    $  317,328    $  326,848
                                       --------------------------------------------------------------------------------
      Subtotal Other Income            $  290,400    $  290,400    $  299,112    $  308,085    $  317,328    $  326,848
                                       --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $3,672,824    $3,798,099    $4,041,075    $4,162,307    $4,287,177    $4,415,792

OPERATING EXPENSES:
  Taxes                                $  381,392    $  392,834    $  404,619    $  416,757    $  429,260    $  442,138
  Insurance                            $   99,220    $  102,197    $  105,262    $  108,420    $  111,673    $  115,023
  Utilities                            $  363,000    $  373,890    $  385,107    $  396,660    $  408,560    $  420,816
  Repair & Maintenance                 $   84,700    $   87,241    $   89,858    $   92,554    $   95,331    $   98,191
  Cleaning                             $  145,200    $  149,556    $  154,043    $  158,664    $  163,424    $  168,327
  Landscaping                          $   82,280    $   84,748    $   87,291    $   89,910    $   92,607    $   95,385
  Security                             $   24,200    $   24,926    $   25,674    $   26,444    $   27,237    $   28,054
  Marketing & Leasing                  $   72,600    $   74,778    $   77,021    $   79,332    $   81,712    $   84,163
  General Administrative               $  363,000    $  373,890    $  385,107    $  396,660    $  408,560    $  420,816
  Management                           $  183,641    $  189,905    $  202,054    $  208,115    $  214,359    $  220,790
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $1,799,233    $1,853,965    $1,916,035    $1,973,516    $2,032,722    $2,093,704

  Reserves                             $  121,000    $  124,630    $  128,369    $  132,220    $  136,187    $  140,272
                                       --------------------------------------------------------------------------------
NET OPERATING INCOME                   $1,752,591    $1,819,504    $1,996,671    $2,056,571    $2,118,268    $2,181,816
                                       ================================================================================

  Operating Expense Ratio (% of EGI)         49.0%         48.8%         47.4%         47.4%         47.4%         47.4%
  Operating Expense Per Unit           $    3,717    $    3,831    $    3,959    $    4,078    $    4,200    $    4,326

                YEAR                    APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
            FISCAL YEAR                    7             8             9             10            11
---------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $4,840,934    $4,986,162    $5,135,747    $5,289,819    $5,448,514

  Vacancy                              $  435,684    $  448,755    $  462,217    $  476,084    $  490,366
  Credit Loss                          $  193,637    $  199,446    $  205,430    $  211,593    $  217,941
  Concessions                          $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
    Subtotal                           $  629,321    $  648,201    $  667,647    $  687,676    $  708,307

  Laundry Income                       $        0    $        0    $        0    $        0    $        0
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $  336,653    $  346,753    $  357,155    $  367,870    $  378,906
                                       ------------------------------------------------------------------
      Subtotal Other Income            $  336,653    $  346,753    $  357,155    $  367,870    $  378,906
                                       ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $4,548,266    $4,684,714    $4,825,255    $4,970,013    $5,119,113

OPERATING EXPENSES:
  Taxes                                $  455,402    $  469,064    $  483,136    $  497,630    $  512,559
  Insurance                            $  118,474    $  122,028    $  125,689    $  129,460    $  133,343
  Utilities                            $  433,441    $  446,444    $  459,838    $  473,633    $  487,842
  Repair & Maintenance                 $  101,136    $  104,170    $  107,295    $  110,514    $  113,830
  Cleaning                             $  173,376    $  178,578    $  183,935    $  189,453    $  195,137
  Landscaping                          $   98,247    $  101,194    $  104,230    $  107,357    $  110,577
  Security                             $   28,896    $   29,763    $   30,656    $   31,576    $   32,523
  Marketing & Leasing                  $   86,688    $   89,289    $   91,968    $   94,727    $   97,568
  General Administrative               $  433,441    $  446,444    $  459,838    $  473,633    $  487,842
  Management                           $  227,413    $  234,236    $  241,263    $  248,501    $  255,956
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $2,156,515    $2,221,210    $2,287,846    $2,356,482    $2,427,176

  Reserves                             $  144,480    $  148,815    $  153,279    $  157,878    $  162,614
                                       ------------------------------------------------------------------
NET OPERATING INCOME                   $2,247,271    $2,314,689    $2,384,129    $2,455,653    $2,529,323
                                       ==================================================================

  Operating Expense Ratio (% of EGI)         47.4%         47.4%         47.4%         47.4%         47.4%
  Operating Expense Per Unit           $    4,456    $    4,589    $    4,727    $    4,869    $    5,015

Estimated Stabilized NOI   $1,990,613    Sales Expense Rate    2.00%
Months to Stabilized                1    Discount Rate        11.00%
Stabilized Occupancy             91.0%   Terminal Cap Rate     9.50%

Gross Residual Sale Price    $26,624,452      Deferred Maintenance        $         0
  Less: Sales Expense        $   532,489      Add: Excess Land            $         0
                             -----------
Net Residual Sale Price      $26,091,962      Other Adjustments           $         0
                                                                          -----------
PV of Reversion              $ 9,189,184      Value Indicated By "DCF"    $22,169,289
Add: NPV of NOI              $12,980,105                Rounded           $22,200,000
                             ===========
PV Total                     $22,169,289

                          "DCF" VALUE SENSITIVITY TABLE

                                                            DISCOUNT RATE
                    -------------------------------------------------------------------------------------------
TOTAL VALUE                        10.50%           10.75%           11.00%           11.25%           11.50%
---------------------------------------------------------------------------------------------------------------
                     9.00%      $23,444,751      $23,058,039      $22,679,800      $22,309,820      $21,947,893
                     9.25%      $23,170,491      $22,789,907      $22,417,646      $22,053,498      $21,697,260
TERMINAL CAP RATE    9.50%      $22,910,665      $22,535,887      $22,169,289      $21,810,667      $21,459,819
                     9.75%      $22,664,164      $22,294,894      $21,933,669      $21,580,289      $21,234,554
                    10.00%      $22,429,987      $22,065,950      $21,709,830      $21,361,429      $21,020,552

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
PLANTATION CREEK, ATLANTA, GEORGIA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $327,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
PLANTATION CREEK, ATLANTA, GEORGIA

                                PLANTATION CREEK

                                                           TOTAL       PER SQ.FT.    PER UNIT       %OF EGI
------------------------------------------------------------------------------------------------------------
REVENUE

    Base Rent                                           $ 4,175,832   $      7.59   $     8,628

    Less: Vacancy & Collection Loss           13.00%    $   542,858   $      0.99   $     1,122

    Plus: Other Income
      Laundry Income                                    $         0   $      0.00   $         0         0.00%
      Garage Revenue                                    $         0   $      0.00   $         0         0.00%
      Other Misc. Revenue                               $   290,400   $      0.53   $       600         7.40%
                                                        -----------   ------------  -----------    ---------
          Subtotal Other Income                         $   290,400   $      0.53   $       600         7.40%

EFFECTIVE GROSS INCOME                                  $ 3,923,374   $      7.13   $     8,106

OPERATING EXPENSES:
    Taxes                                               $   381,392   $      0.69   $       788         9.72%
    Insurance                                           $    99,220   $      0.18   $       205         2.53%
    Utilities                                           $   363,000   $      0.66   $       750         9.25%
    Repair & Maintenance                                $    84,700   $      0.15   $       175         2.16%
    Cleaning                                            $   145,200   $      0.26   $       300         3.70%
    Landscaping                                         $    82,280   $      0.15   $       170         2.10%
    Security                                            $    24,200   $      0.04   $        50         0.62%
    Marketing & Leasing                                 $    72,600   $      0.13   $       150         1.85%
    General Administrative                              $   363,000   $      0.66   $       750         9.25%
    Management                                 5.00%    $   196,169   $      0.36   $       405         5.00%
    Miscellaneous                                       $         0   $      0.00   $         0         0.00%

TOTAL OPERATING EXPENSES                                $ 1,811,761   $      3.29   $     3,743        46.18%

    Reserves                                            $   121,000   $      0.22   $       250         3.08%

                                                        -----------   ------------  -----------    ---------
NET OPERATING INCOME                                    $ 1,990,613   $      3.62   $     4,113        50.74%
                                                        ===========   ============  ===========    =========

    "GOING IN" CAPITALIZATION RATE                             9.00%

    VALUE INDICATION                                    $22,117,924   $     40.19   $    45,698

    PV OF CONCESSIONS                                  ($   327,000)

    "AS IS" VALUE INDICATION
      (DIRECT CAPITALIZATION APPROACH)                  $21,790,924

                       ROUNDED                          $21,800,000   $     39.61   $    45,041

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 36
PLANTATION CREEK, ATLANTA, GEORGIA

             DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE
--------------------------------------------------------------------------
CAP RATE             VALUE           ROUNDED         $/UNIT          $/SF
--------------------------------------------------------------------------
8.25%             $23,801,644      $23,800,000       $49,174        $43.24
8.50%             $23,091,978      $23,100,000       $47,727        $41.97
8.75%             $22,422,865      $22,400,000       $46,281        $40.70
9.00%             $21,790,924      $21,800,000       $45,041        $39.61
9.25%             $21,193,142      $21,200,000       $43,802        $38.52
9.50%             $20,626,823      $20,600,000       $42,562        $37.43
9.75%             $20,089,545      $20,100,000       $41,529        $36.52

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $21,800,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                           $22,200,000
Direct Capitalization Method                            $21,800,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $22,000,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
PLANTATION CREEK, ATLANTA, GEORGIA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                        Not Utilized
Sales Comparison Approach                            $22,500,000
Income Approach                                      $22,000,000
Reconciled Value                                     $22,300,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 22, 2003 the market value of the fee simple estate in the property is:

                                   $22,300,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
PLANTATION CREEK, ATLANTA, GEORGIA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PLANTATION CREEK, ATLANTA, GEORGIA

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PLANTATION CREEK, ATLANTA, GEORGIA

                              SUBJECT PHOTOGRAPHS

              [PICTURE]                                  [PICTURE]

EXTERIOR - TYPICAL APARTMENT BUILDING                 LEASING OFFICE

              [PICTURE]                                  [PICTURE]

EXTERIOR - TYPICAL APARTMENT BUILDING      EXTERIOR - TYPICAL APARTMENT BUILDING

              [PICTURE]                                  [PICTURE]

      INTERIOR - APARTMENT UNIT                  INTERIOR - APARTMENT UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PLANTATION CREEK, ATLANTA, GEORGIA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PLANTATION CREEK, ATLANTA, GEORGIA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1               COMPARABLE I-2                COMPARABLE I-3

   CUMBERLAND PINES             CONCORD CROSSING                 COPPER MILL
3339 Seven Pines Court      2935 Old Concord Road SE          6860 Bebout Drive
     Atlanta, GA                   Smyrna, GA                   Norcross, GA

     [PICTURE]                    [PICTURE]                      [PICTURE]

    COMPARABLE I-4                COMPARABLE I-5

MADISON AT FOREST GLEN              SILVER OAKS
  4236 Austell Road         3640 Peachtree Corners Circle
     Austell, GA                   Norcross, GA

     [PICTURE]                      [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PLANTATION CREEK, ATLANTA, GEORGIA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                   COMPARABLE
        DESCRIPTION                             SUBJECT                                              R - 1
        -----------                             -------                                            ----------
  Property Name                  Plantation Creek                                 The Magnolia at Sandy Springs
  Management Company             AIMCO                                            Capreit
LOCATION:
  Address                        6925 Roswell Road                                7100 Roswell Road
  City, State                    Atlanta, Georgia                                 Atlanta, GA
  County                         Fulton                                           Fulton
  Proximity to Subject                                                            1-mile north of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         550,360                                          N/A
  Year Built                     1976                                             1980
  Effective Age                  20                                               23
  Building Structure Type        Brick & wood siding walls; asphalt shingle roof  Wood and stucco walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.) Garage, Open Covered                             Open
  Number of Units                484                                              268
  Unit Mix:                             Type           Unit    Qty.        Mo.            Type            Unit  Qty.    Mo.
                                 1  1Br/1Ba - 1A10       810    124       $616    1  1BD/1BH - Heather     854        $  780
                                 2  2Br/1Ba - 2A10     1,080     80       $700    2  2BD/2BH - Iris      1,142        $  975
                                 3  2Br/2Ba -2A2       1,100     70       $714    3  2BD/2BH - Iris      1,142        $  975
                                 4  2Br/2.5Ba-2A25     1,380     24       $852    4  2BD/2BH - Laurel    1,350        $  950
                                 5  2Br/2Ba - 2B2      1,300    128       $754    5  2BD/2BH - Laurel    1,350        $  950
                                 6  3Br/2Ba - 3A2      1,500     58       $839    5  2BD/2BH - Lily      1,350        $1,010
                                                                                  6  3BD/2BH-Magnolia    1,530        $1,040
  Average Unit Size (SF)         1,137
  Unit Breakdown:                   Efficiency    0%        2-Bedroom       39%      Efficiency        0%     2-Bedroom    0%
                                    1-Bedroom    61%        3-Bedroom        0%      1-Bedroom         0%     3-Bedroom    0%
CONDITION:                       Good                                             Good
APPEAL:                          Fair                                             Good
AMENITIES:
  Unit Amenities                      Attach. Garage       Vaulted Ceiling            Attach. Garage        Vaulted Ceiling
                                  X   Balcony           X  W/D Connect.            X  Balcony           X   W/D Connect.
                                      Fireplace         X  Alarm System            X  Fireplace             Alarm System
                                  X   Cable TV Ready                               X  Cable TV Ready
  Project Amenities               X   Swimming Pool                                X  Swimming Pool
                                      Spa/Jacuzzi       X  Car Wash                   Spa/Jacuzzi       X   Car Wash
                                      Basketball Court  X  BBQ Equipment              Basketball Court      BBQ Equipment
                                      Volleyball Court     Theater Room               Volleyball Court      Theater Room
                                      Sand Volley Ball     Meeting Hall               Sand Volley Ball      Meeting Hall
                                  X   Tennis Court         Secured Parking         X  Tennis Court      X   Secured Parking
                                      Racquet Ball      X  Laundry Room               Racquet Ball      X   Laundry Room
                                      Jogging Track        Business Office            Jogging Track     X   Business Office
                                      Gym Room          X  Picnic Area             X  Gym Room              Picnic Area
OCCUPANCY:                       98%                                              93%
LEASING DATA:
  Available Leasing Terms        6 to 15 Months                                   6 to 24 Months
  Concessions                    1 - 1 1/2 Months Free                            Up to 1 Month Free
  Pet Deposit                    $300 - $500                                      $350 - $500
  Utilities Paid by Tenant:       X   Electric          X  Natural Gas             X   Electric         X   Natural Gas
                                  X   Water                Trash                   X   Water                Trash
  Confirmation                   May 1, 2003; Joseph Beard (Property Manager)     May 22, 2003; Carl Vitner, Service Manager
  Telephone Number               (972)234-1231                                    770-393-9999
NOTES:

  COMPARISON TO SUBJECT:                                                          Similar

                                                  COMPARABLE                                COMPARABLE
         DESCRIPTION                                R - 2                                     R - 3
         -----------                              ----------                                ----------
  Property Name                  Greystone Apartments                        Morgan Falls
  Management Company             Equity Residential                          LBK Management
LOCATION:
  Address                        6940 Roswell Road                           7600 Roswell Road
  City, State                    Atlanta, GA                                 Atlanta, GA
  County                         Fulton                                      Fulton
  Proximity to Subject           Directly across the street                  3-miles north of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         N/A                                         N/A
  Year Built                     1965                                        1986, 1991
  Effective Age                  28                                          16
  Building Structure Type        Wood and brick walls; asphalt shingle roof  Wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.) Open                                        Open
  Number of Units                150                                         972
  Unit Mix:                            Type        Unit    Qty.      Mo.            Type         Unit   Qty.    Mo.
                                 1  1BD/1BH          900             $744    1  1BD/1BH - A        565        $  668
                                 2  2BD/1.5BH      1,000             $861    1  1BD/1BH - A-1      745        $  738
                                 3  2BD/1.5BH      1,000             $861    1  1BD/1BH - A-S      800        $  773
                                 4  2BD/1.5BH      1,000             $861    1  1BD/1BH -A-M       878        $  773
                                 5  2BD/1.5BH      1,000             $861    2  2BD/1BH - B        906        $  780
                                 6  3BD/1.5BH      1,200             $999    3  2BD/2BH - B-1    1,077        $  848
                                                                             3  2BD/2BH - B-2    1,116        $  888
                                                                             5  2BD/2BH - B-2M   1,190        $  860
                                                                             4  2BD/2BH - B-3    1,250        $  933
                                                                             6  2BD/2BH - B-2    1,300        $1,048

  Average Unit Size (SF)
  Unit Breakdown:                   Efficiency       0%     2-Bedroom    0%     Efficiency        0%  2-Bedroom   0%
                                    1-Bedroom        0%     3-Bedroom    0%     1-Bedroom         0%  3-Bedroom   0%
CONDITION:                       Good                                        Very Good
APPEAL:                          Fair                                        Very Good
AMENITIES:
  Unit Amenities                     Attach. Garage        Vaulted Ceiling      Attach. Garage    X  Vaulted Ceiling
                                  X  Balcony           X   W/D Connect.       X Balcony           X  W/D Connect.
                                     Fireplace         X   Alarm System       X Fireplace            Alarm System
                                  X  Cable TV Ready                           X Cable TV Ready
  Project Amenities               X  Swimming Pool                            X Swimming Pool
                                     Spa/Jacuzzi           Car Wash           X Spa/Jacuzzi          Car Wash
                                     Basketball Court      BBQ Equipment        Basketball Court  X  BBQ Equipment
                                     Volleyball Court      Theater Room         Volleyball Court     Theater Room
                                     Sand Volley Ball      Meeting Hall       X Sand Volley Ball     Meeting Hall
                                     Tennis Court          Secured Parking    X Tennis Court      X  Secured Parking
                                     Racquet Ball      X   Laundry Room       X Racquet Ball      X  Laundry Room
                                     Jogging Track         Business Office    X Jogging Track     X  Business Office
                                     Gym Room          X   Picnic Area        X Gym Room          X  Picnic Area
OCCUPANCY:                       78%                                         85%
LEASING DATA:
  Available Leasing Terms        6 to 14 Months                              6 to 12 Months
  Concessions                    Up to $200 per month discount               $116 - $201 off per month
  Pet Deposit                    $200                                        $350 - $500
  Utilities Paid by Tenant:       X  Electric              Natural Gas        X Electric          X  Natural Gas
                                  X  Water                 Trash              X Water                Trash
  Confirmation                   May 22, 2003; Shawn Phillips, Leasing       May 2, 2003; Amanda Westbrook, Leasing
                                 Consultant
  Telephone Number               770-396-1222                                770-396-0222
NOTES:                           Older community with inferior appeal and    Modern garden style apartment complex
                                 amenities
  COMPARISON TO SUBJECT:         Inferior                                    Superior

                                                COMPARABLE                                       COMPARABLE
         DESCRIPTION                              R - 4                                            R - 5
         -----------                            ----------                                       ----------
  Property Name                  The Cliffs of Dunwoody                     Stonecourt of Sandy Springs
  Management Company             AMD Management                             GJMG Realty
LOCATION:
  Address                        7275 Roswell Road                          6980 Roswell Road
  City, State                    Atlanta, GA                                Atlanta, GA
  County                         Fulton                                     Fulton
  Proximity to Subject           2-miles north of subject                   Directly across the street
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         N/A                                        N/A
  Year Built                     1969                                       1973
  Effective Age                  34                                         30
  Building Structure Type        Wood and brick walls; asphalt shingle roof Brick siding walls; asphalt and wood shingle roof
  Parking Type (Gr., Cov., etc.) Garage                                     Open
  Number of Units                419                                        147
  Unit Mix:                              Type         Unit    Qty.    Mo.           Type              Unit   Qty.      Mo.
                                 1  1BD/1BH - A-1       612           $670  1  1BD/1BH-C'bridge         600          $  713
                                 1  1BD/1BH - A-2       950           $745  1  1BD/1.5BH-C'bury         900          $  788
                                 1  1BD/1BH - A-3       750           $695  2  1BD/1.5BH-C'bury         900          $  788
                                 2  2BD/1BH - B-1       950           $745  2  2BD/1BH-Oxford         1,200          $  903
                                 2  2BD/1BH - B-2       950           $745  3  2BD/1BH-Oxford         1,200          $  903
                                 3  2BD/2BH - B-3     1,105           $825  4  2BD/1BH-Oxford         1,200          $  903
                                 4  2BD/2BH - B-4     1,155           $840  5  2BD/1BH-Oxford         1,200          $  903
                                 5  2BD/2BH - B-5     1,105           $825  4  2BD/1.5BH-Hunt'n       1,400          $1,008
                                 6  3BD/2BH - C-1     1,305           $975  5  2BD/1.5BH-Hunt'n       1,400          $1,008
                                                                            6  3BD/2.5BH-Buck'm       1,600          $1,218
  Average Unit Size (SF)
  Unit Breakdown:                   Efficiency        0%   2-Bedroom     0%    Efficiency        0%  2-Bedroom             0%
                                    1-Bedroom         0%   3-Bedroom     0%    1-Bedroom         0%  3-Bedroom             0%
CONDITION:                       Good                                       Good
APPEAL:                          Fair                                       Fair
AMENITIES:
  Unit Amenities                     Attach. Garage   X   Vaulted Ceiling       Attach. Garage           Vaulted Ceiling
                                     Balcony          X   W/D Connect.       X  Balcony           X      W/D Connect.
                                  X  Fireplace            Alarm System          Fireplace                Alarm System
                                  X  Cable TV Ready                          X  Cable TV Ready
  Project Amenities               X  Swimming Pool                           X  Swimming Pool
                                     Spa/Jacuzzi          Car Wash              Spa/Jacuzzi              Car Wash
                                     Basketball Court X   BBQ Equipment         Basketball Court         BBQ Equipment
                                     Volleyball Court     Theater Room          Volleyball Court         Theater Room
                                     Sand Volley Ball     Meeting Hall          Sand Volley Ball         Meeting Hall
                                     Tennis Court         Secured Parking       Tennis Court      X      Secured Parking
                                     Racquet Ball     X   Laundry Room          Racquet Ball      X      Laundry Room
                                     Jogging Track    X   Business Office       Jogging Track     X      Business Office
                                  X  Gym Room         X   Picnic Area        X  Gym Room                 Picnic Area
OCCUPANCY:                       77%                                        92%
LEASING DATA:
  Available Leasing Terms        6 to 12 Months                             6 to 12 Months
  Concessions                    2 months free                              2 Months Free
  Pet Deposit                    $250 - $450                                200 - $300
  Utilities Paid by Tenant:       X  Electric         X   Natural Gas        X  Electric          X      Natural Gas
                                  X  Water                Trash              X  Water                    Trash
  Confirmation                   May 22, 2003; Holly Caine, Assistant       May 22, 2003; April McPherson, Assistant Manager
                                 Manager
  Telephone Number               770-393-0550                               770-393-3723
NOTES:                           Older facility located north of the        Older complex with inferior amenities.
                                 subject

  COMPARISON TO SUBJECT:         Slightly Inferior                          Slightly Inferior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PLANTATION CREEK, ATLANTA, GEORGIA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

                                 COMPARABLE R-1
                         THE MAGNOLIA AT SANDY SPRINGS
                               7100 Roswell Road
                                  Atlanta, GA

                                    [PICTURE]

                                 COMPARABLE R-2
                              GREYSTONE APARTMENTS
                               6940 Roswell Road
                                  Atlanta, GA

                                    [PICTURE]

                                 COMPARABLE R-3
                                  MORGAN FALLS
                               7600 Roswell Road
                                  Atlanta, GA

                                    [PICTURE]

                                 COMPARABLE R-4
                             THE CLIFFS OF DUNWOODY
                               7275 Roswell Road
                                  Atlanta, GA

                                    [PICTURE]

                                 COMPARABLE R-5
                          STONECOURT OF SANDY SPRINGS
                               6980 Roswell Road
                                  Atlanta, GA

                                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PLANTATION CREEK, ATLANTA, GEORGIA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PLANTATION CREEK, ATLANTA, GEORGIA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PLANTATION CREEK, ATLANTA, GEORGIA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PLANTATION CREEK, ATLANTA, GEORGIA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
PLANTATION CREEK, ATLANTA, GEORGIA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Steven M. Zenkovich, ASA provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                                  -s- Michael Bates
                                            ------------------------------------
                                                   Michael Bates, MAI
                                          Assistant Manager, Real Estate Group
                                        State of Georgia, Certified General Real
                                              Property Appraiser #CG00685

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PLANTATION CREEK, ATLANTA, GEORGIA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PLANTATION CREEK, ATLANTA, GEORGIA

                              MICHAEL P. BATES, MAI
                        DIRECTOR - HEALTHCARE REAL ESTATE
                             AND ASSISTANT MANAGER,
                                REAL ESTATE GROUP

   POSITION Michael P. Bates is the Assistant Manager of the Atlanta Real Estate Group of American Appraisal Associates, Inc. ("AAA"). He shares responsibility for the management, quality control, and review of commercial real estate assignments principally in the southeast United States. Mr. Bates is also the national Director - Healthcare Real Estate for AAA and is responsible for the management and valuation process for specialty health care facility assignments.

   EXPERIENCE

      Valuation   Mr. Bates has 17 years of commercial appraisal experience. He has performed appraisals in 43 states and Canada, and he is currently a certified general appraiser in 21 states.

      Court Mr. Bates has been accepted as an expert witness and given testimony in federal bankruptcy court in Delaware. He has prepared many other appraisals that were submitted as expert evidence to federal bankruptcy court, but those cases were settled prior to testimony being required. Mr. Bates has testified in property tax appeal cases in California, Missouri, and Texas, and his hospital appraisals have been submitted in tax appeal cases in Pennsylvania, South Carolina, and South Dakota.

      Business Mr. Bates joined AAA in 1997. Prior to joining AAA, he was president of his own valuation company and was previously a vice president for both Gulf/Atlantic Valuation Services, Inc., and Valuation Counselors. Prior to gaining his appraisal experience, Mr. Bates worked seven years in commercial mortgage financing.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PLANTATION CREEK, ATLANTA, GEORGIA

   EDUCATION            University of Tennessee - Knoxville
                        Master of Business Administration - Finance and
                        Management Bachelor of Science - Marketing

   STATE                State of Alabama, Certified General Real Property
     CERTIFICATIONS     Appraiser, #G00503

                        State of Arizona, Certified General Real Estate Appraiser, #31067

                        State of Arkansas, State Certified General Appraiser, #CG1414N

                        State of California, Certified General Real Estate Appraiser, #AG026120

                        State of Colorado, Certified General Appraiser, #CG40023849

                        State of Delaware, Certified General Appraiser, #X1-0000352

                        State of Florida, Certified General Appraiser, #0002494

                        State of Georgia, Certified General Real Property Appraiser, #CG00685

                        State of Illinois, State Certified General Real Estate Appraiser, #153001243

                        State of Maryland, Certified General Real Estate Appraiser, #10814

                        State of Michigan, Certified General Appraiser, #1201069262

                        State of Mississippi, State Certified General Real Estate Appraiser, #GA-629

                        State of New Jersey, General Appraiser, #42KG00195600

                        State of New York, Real Estate General Appraiser, #46000041317

                        State of North Carolina, Certified General Real Estate Appraiser, #A4095

                        Commonwealth of Pennsylvania, Certified General Appraiser, #GA001817R

                        State of South Carolina, Certified Real Estate Appraiser, #CG3059

                        State of Tennessee, Certified General Real Estate Appraiser,

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PLANTATION CREEK, ATLANTA, GEORGIA

                      #00051881

                      State of Texas, State Certified General Real Estate Appraiser, #TX-1328483-G

                      Commonwealth of Virginia, Certified General Real Estate Appraiser, #4001005254

                      State of Washington, Certified General Real Estate Appraiser, #1100998

   PROFESSIONAL       Appraisal Institute, MAI Designated Member
     AFFILIATIONS

   VALUATION AND      Appraisal Institute
     SPECIAL           All required courses
     COURSES           Standards of Professional Practice, Parts A and B
                       The Appraiser as an Expert Witness: Preparation and
                       Testimony

                       Litigation Appraising: Specialized Topics and Applications Separating Real and Personal Property from Intangible Business Assets

                      Specialty Courses
                       Hotel/Motel Valuation and Investment Seminar Valuation of Special-Purpose Properties

AMERICAN APPRAISAL ASSOCIATES, INC.
PLANTATION CREEK, ATLANTA, GEORGIA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
PLANTATION CREEK, ATLANTA, GEORGIA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.